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                                                                  EXHIBIT 10.9

                  ADVERTISING SALES REPRESENTATION AGREEMENT

     This ADVERTISING SALES REPRESENTATION AGREEMENT (the "Agreement") is made effective the 1/st/ day of January 1999 by and between Total Sports Inc., a Delaware corporation with offices at 234 Fayetteville Street, 2/nd/ Floor, Raleigh, North Carolina 27601 (hereinafter referred to as "TOTAL"), and Golf.Com L.L.C., a Delaware limited liability company with offices at 234 Fayetteville Street, 2/nd/ Floor, Raleigh, North Carolina 27601 (hereinafter referred to as "GOLF").

1. APPOINTMENT. GOLF hereby appoints TOTAL as its worldwide, exclusive advertising sales representative to sell all on-line advertising and sponsorship (collectively, the "Advertisements") for the Web Site (as defined below) and any related publications or materials produced by GOLF, subject in each case to the exceptions set forth on Schedule A. For the purposes of this Agreement, "Web Site" shall mean the web site designated by the URL "www.golf.com" and all other webpages that utilize such URL. Except as set forth in this Agreement, including Schedule A, GOLF shall retain no rights to sell advertising, sponsorship or promotional packages for the Web Site or for related publications or materials produced by GOLF.

2. TOTAL'S OBLIGATIONS. TOTAL, at its own expense, shall use best efforts to market and sell the Advertisements and shall collect all revenues, fees and income from or attributable to the Advertisements sold hereunder. Except as set forth in Schedule A, TOTAL shall have sole discretion in the sales of Advertising, including forms of payment and the approval of credit; provided, however, that the Golf board of directors shall have the right to exclude from the Web Site any Advertising that does not comply with the standard editorial policies and practices of Golf or its members. TOTAL, at its own expense, shall be solely responsible for the collection of all fees and payments related to the Advertisements including reimbursement for all bad debts and uncollectable accounts.

3. GOLF'S OBLIGATIONS. Upon receipt of an agreement or purchase order to provide Advertising, GOLF shall, to the extent practicable, work with TOTAL and the advertiser or sponsor to obtain the required Advertising materials from such advertiser or sponsor and fulfill all advertising and sponsorship obligations. GOLF shall direct all Web Site advertising inquires or opportunities, save as set out in Schedule A, to TOTAL, and shall advise its Affiliates that Web Site advertising sales are to be arranged by and through TOTAL.


         Portions of this exhibit marked by [*] have been omitted pursuant to a request for confidential treatment.
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4.   CONSIDERATION.

     4.1 In consideration for the right to be appointed GOLF's exclusive advertising sales representative, TOTAL shall pay GOLF $[*] on January 1, 2000 and thereafter on each January 1 that occurs during a term of this Agreement.

     4.2 In consideration for its services provided hereunder, commencing April 1, 1999 TOTAL shall retain [*]% of the Net Advertising Revenues (as defined below) it collects pursuant to this Agreement. For the purposes of this Agreement, "Net Advertising Revenues" shall mean all fees and payments booked from the sale of Advertisements less any third party commissions, fees, refunds, discounts and taxes. The Term "Net Advertising Revenues" as used herein shall not include revenues from the transactions described on Schedule A. Net Advertising Revenues shall be calculated and distributed to GOLF on a monthly basis not later than thirty (30) days following the last day of the month.

     4.3 TOTAL shall provide monthly reports to GOLF showing Net Advertising Revenues and a detailed listing of all Advertisements provided on the Web Site. The monthly reports shall also show all other revenues attributable to the Web Site including revenues from commerce; amounts invoiced and received from each Corporate Sponsor (as defined in the Services Agreement); and Page Views (as defined in the Services Agreement). With respect to the all advertising space sold for the Web Site, TOTAL and GOLF shall mutually agree on (and the monthly report shall show) cash discounts and allowances and adjustments from Corporate Sponsors. The monthly reports shall be provided with the payments made pursuant to Section 4.2.

5. INSPECTION OF BOOKS AND RECORDS. During the term of this Agreement, TOTAL shall keep at its usual places of business complete, accurate and proper books and records containing all of the documentation necessary to substantiate payments made pursuant to Section 4. Upon GOLF's reasonable request, TOTAL shall produce such records for inspection by an authorized representative of GOLF at all reasonable times during TOTAL's normal business hours. In the event that any audit or inspection conducted by GOLF or its representative reveals that TOTAL has underpaid any Net Advertising Revenues to GOLF, TOTAL shall immediately pay such underpayment to GOLF, along with interest accrued on such amount at a rate of 8% per annum from the date on which the amount was initially owed. In addition, in the event that a payment by TOTAL is understated by more than 5% of the actual amount due, then TOTAL shall also pay all reasonable costs of the inspection and/or audit conducted by GOLF or its representatives (but only up to the amount of the underpayment).


        Portions of this exhibit marked by [*] have been omitted pursuant to a request for confidential treatment.

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6.   WARRANTIES AND DISCLAIMER

     6.1 Each party hereby represents and warrants that (i) it is capable of performing its obligations hereunder; (ii) it has the full right, power, and authority to enter into and perform this Agreement; (iii) the performance of its obligations hereunder will not breach any other contract by which it is bound; and(iv) the performance of its obligations hereunder will not violate any applicable laws or regulations.

     6.2 EXCEPT AS SET FORTH ABOVE, TOTAL MAKES NO OTHER REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, WITH RESPECT TO THE SERVICES IT IS PROVIDING PURSUANT TO THIS AGREEMENT.

7. INDEMNIFICATION. Each party shall hold harmless the other party and its officers, employees and agents from any demand, claim, loss, liability or damage, including reasonable attorneys' fees, whether in tort or in contract, related to or arising out of the defaulting party's (i) breach of its representations or warranties, (ii) its gross negligence or willful misconduct, or (iii) its acts or omissions related to this Agreement.

8. LIMITATION OF DAMAGES AND LIABILITY. NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED IN THIS AGREEMENT, NEITHER PARTY SHALL BE LIABLE TO THE OTHER HEREUNDER FOR INDIRECT, INCIDENTAL, SPECIAL, OR CONSEQUENTIAL DAMAGES (INCLUDING REASONABLE ATTORNEYS' FEES AND LOST PROFITS) THAT RESULT FROM OR ARE RELATED TO THE OBLIGATIONS HEREUNDER, EVEN IF THE PARTY FROM WHOM INDEMNITY IS SOUGHT HAS BEEN INFORMED OF THE POSSIBILITY OF SUCH DAMAGES (EXCEPT FOR DAMAGES CAUSED BY GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF THE PARTY FROM WHOM INDEMNITY IS SOUGHT). IN ANY EVENT, NEITHER PARTY'S AGGREGATE LIABILITY TO THE OTHER SHALL EXCEED ALL THE AMOUNTS RETAINED BY TOTAL UNDER SECTION 4.2 HEREOF. NOTHING IN THIS SECTION SHALL LIMIT IN ANY MANNER EITHER PARTY'S RIGHTS TO SEEK INJUNCTIVE RELIEF.

9.   TERM AND TERMINATION.

     9.1 Except as provided herein, this Agreement shall be effective as of the date first set forth above and terminate on June 15, 2003.

     9.2 This Agreement shall terminate immediately upon the termination of the Services Agreement entered into by and between GOLF and TOTAL on July 29, 1998 (the "Services Agreement").

     9.3 Upon material breach of any obligation under this Agreement by a party, the other party shall have the right to terminate this Agreement by written notice to the breaching party if such breach remains uncured for a period of thirty (30) days after written notice of such breach is sent to the breaching party.

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     9.4  If either party files a bankruptcy petition, becomes the subject of an involuntary bankruptcy petition and fails to cure such petition in its favor within sixty (60) days, makes a general assignment for the benefit of creditors, has a receiver appointed for its assets, or ceases to conduct business, it shall be considered a material default of this Agreement. Upon the happening of any of these events, the defaulting party shall immediately send notice of default to the other party.

     9.5 Sections 6, 7, 8, 9 and 11 of this Agreement shall continue to bind the parties after termination of the Agreement provided herein.

10. ASSIGNMENT. Neither party may assign or subcontract its rights or obligations under this Agreement, either in whole or in part, without the prior written consent of the other party, which shall not be unreasonably withheld, and any attempt to do so shall be void and of no effect. An assignee of either party authorized under this Agreement shall be bound by the terms of this Agreement and shall have all of the rights and obligations of the assigning party set forth in this Agreement. If any assignee shall fail to agree to be bound by all of the terms and obligations of this Agreement, then such assignment shall be deemed null and void and of no force or effect.

11.  MISCELLANEOUS

     11.1 This Agreement constitutes the entire Agreement as to TOTALS' advertising sales representation of GOLF and except as otherwise contemplated herein, supersedes all prior agreements, written and oral, relating to the subject matter hereof, to the extent directly applicable.

     11.2 Modifications and amendments to this Agreement, including any exhibit or appendix hereto, shall be enforceable only if they are in writing and are signed by authorized representatives of both parties.

     11.3 No term or provision of this Agreement shall be deemed waived and no breach excused unless such waiver or consent is in writing and signed by the party claimed to have waived or consented.

     11.4 Nothing contained in this Agreement shall be construed so as to constitute either party as a partner or joint venturer or agent of the other party, or to require either party to share profits, gains or ownership interest in or from any property or activities. Each party will be solely responsible for the payment of its employees' compensation, including employment taxes, worker's compensation, and any similar taxes associated with employment of its employees. No party shall be liable for the debts, accounts, obligations or other liabilities of the other party, including without limitation, the other party's obligation to withhold payroll and income taxes.

     11.5 All notices or other communications given under this Agreement shall be in writing, and shall be sent by telex, facsimile, or registered airmail to the party for which it is intended at the address stated at the beginning of this Agreement for such party, or at such other address as such party shall have designated for such

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          purpose by written notice to the other party. Such notices shall be considered as received two (2) business days after sending and obtaining confirmation of receipt in the case of telex and facsimile and ten (10) days in the case of registered airmail.

     11.6 If any action at law or in equity is necessary to enforce the terms of this Agreement, the prevailing party shall be entitled to reasonable attorneys' fees, costs and expenses, in addition to any other relief to which it may be entitled.

     11.7 This Agreement will be governed by the laws of the State of Delaware without regard to its conflicts of law provisions.

          11.7.1 Any claim, controversy or dispute, whether sounding in contract, statue, tort, fraud, misrepresentation or other legal theory, whenever brought and whether between the parties to this Agreement or between one of the parties to this Agreement and employees, agents or affiliated businesses of another party, shall be resolved by arbitration as prescribed in this Section 11.7. The Federal Arbitration Act, 9 U.S.C. (S) 1-15, not state law, shall govern the arbitrability of all claims.

          11.7.2 A single arbitrator engaged in the practice of law shall conduct the arbitration under the then current rules of the American Arbitration Association (AAA), unless otherwise provided herein. The arbitrator shall be selected in accordance with AAA procedures from a list of qualified people maintained by AAA. The arbitration shall be conducted in Raleigh, N.C., and all expedited procedures prescribed by the AAA rules shall apply.

          11.7.3 The arbitrator shall only have authority to award compensatory damages and shall not have authority to award punitive damages, other non-compensatory damages or any other form of relief; provided, however, any party may apply to any court having jurisdiction thereof for the entry of injunctive relief to maintain the status quo under such time
                                                      ----------
                    as the arbitration award is rendered or the controversy is otherwise resolved. Each party shall bear its own costs and attorneys' fees and the parties shall share equally the fees and expenses of the arbitration. The arbitrator's decision and award shall be final and binding, and judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof.

          11.7.4 If any party files a judicial or administrative action asserting claims subject to arbitration, as prescribed herein, and another party successfully stays such action and/or compels arbitration of said claims, the party filing said action shall pay the other party's costs and expenses incurred in seeking such stay and/or compelling arbitration, including reasonable attorneys' fees.

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          11.8      Any provision of this Agreement that is prohibited or
                    unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting the validity, enforceability or legality of such provision in any other jurisdiction.

          11.9 Neither party shall be liable for failure to deliver or perform due to causes beyond its reasonable control, acts of God, acts of the other party, acts of civil or military authorities, fires, strikes, floods, earthquakes, epidemics, war, riots, delays in transportation or the unavailability of information or material to be furnished by the other party.

          11.10 The parties agree that the execution and delivery of this Agreement satisfies all obligations, if any, that GOLF might have to negotiate with TOTAL pursuant to Section 6.2 of the Services Agreement.

          11.11 The terms and conditions of this Agreement are considered "Confidential Information" for purposes of Article 13 of the Services Agreement.

                    IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed on the date first above written.



GOLF.COM L.L.C.                            TOTAL SPORTS INC.



By:________________________                By:_________________________
   Alex Miceli                                Frank Daniels III
   President                                  Chief Executive Officer

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                                   Schedule A

The exclusivity granted to TOTAL hereunder nevertheless allows:
(1) NBC Sports, MediaOne Interactive Services and their respective affiliates to sell advertising on the Web Site and any related publications or materials, to advertisers on or sponsors of their respective broadcast, cable or satellite (including DBS) coverage of golf events and other golf-related programming.
(2) revenue sharing arrangements between GOLF and event sponsors or other enterprises; and
(3) partnership selling arrangements between GOLF and event sponsors or other enterprises.